EXHIBIT 5.2

November 18, 2022

China Natural Resources, Inc.

Room 2205, 22/F, West Tower, Shun Tak Centre

168-200 Connaught Road Central

Sheung Wan, Hong Kong

+852-2810-7205

RE:        China Natural Resources, Inc. —Registration Statement on Form F-3

Ladies and Gentlemen:

We are acting as special New York counsel to China Natural Resources, Inc., a British Virgin Islands company (the “Company”), in connection with the filing of the Registration Statement on Form F-3 (the “Registration Statement”) under the U.S. Securities Act of 1933, as amended (the “Act”), with the U.S. Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the offer and sale, from time to time, in one or more offerings, of securities, which may include any or all of the following: the Company’s debt securities (the “Debt Securities”), common shares, preferred shares, warrants, and units.

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the form of indenture to be entered into by the Company and a trustee (the “Indenture”), and such other documents and records as we have deemed necessary.

With your permission, for the purposes of the opinion expressed herein, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, pdf or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

We have also assumed for purposes of our opinion that the trustee (the “Trustee”) under the Indenture will be qualified to act as trustee thereunder and the Indenture will be duly qualified under the Trust Indenture Act of 1939, as amended, that the Indenture and any supplemental indenture (a “Supplemental Indenture”) will be duly authorized, executed and delivered by the Trustee, that the Indenture and any Supplemental Indenture will constitute a legal, valid and binding obligations of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and any Supplemental Indenture.

We have further assumed with respect to any Debt Securities that (i) the applicable indenture will have been duly authorized, executed and delivered by the Company, (ii) a Supplemental Indenture, officer’s certificate or board resolution with respect to such Debt Securities will have been duly authorized, executed and delivered by the Company, (iii) such Debt Securities will be authenticated by the Trustee as provided in the applicable Indenture and any Supplemental Indenture with respect thereto, and (iv) such Debt Securities will be executed, issued and delivered by the Company (a) against receipt of the consideration for the Debt Securities approved by the board of directors of the Company and (b) as provided in the applicable Indenture and any Supplemental Indenture with respect thereto.

Based upon and subject to the foregoing, and the limitations and qualifications described below, we are of the opinion that when any series of the Debt Securities are duly authorized and executed by the Company, and when the Debt Securities are duly authenticated by the Trustee in accordance with the applicable Indenture and any Supplemental Indenture with respect thereto and are issued and delivered by the Company against receipt of the consideration therefor, the Debt Securities will constitute valid and binding obligations of the Company.

Morgan, Lewis & Bockius llp

1111 Pennsylvania Avenue, NW
Washington DC 20004-2451	+1.202,739.3000
United States	+1.202.739.3001

The opinions expressed above are subject to the following additional limitations and qualifications:

1. The opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general principles of equity (whether such principles are considered in a proceeding at law or equity), including the discretion of the court before which any proceeding may be brought, concepts of good faith, reasonableness and fair dealing and standards of materiality, and (iii) limitations on enforceability to the extent that acceleration of indebtedness under any Debt Security may impair the collectability of that portion, if any, of the principal amount thereof that might be determined to be unearned interest thereon.

2. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, as currently in effect. In particular, and without limiting the generality of the foregoing sentence, we express no opinion concerning (i) the laws of any country or subdivision thereof, other than the laws of the State of New York, or as to the effect of such laws, whether limiting, prohibitive or otherwise, on any of the rights or obligations of the Company, the holders of the Debt Securities, or any other party to or beneficiary of the Indenture, any Supplemental Indenture and the Debt Securities or (ii) the effect, if any, of the law of any jurisdiction, except the State of New York, in which any holder of any Debt Security is located that limits the rate of interest that such holder may charge or collect.

3. We express no opinion as to (i) whether a United States federal court or New York court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Debt Securities, the Indenture, any Supplemental Indenture or the transactions contemplated thereby, (ii) any objection to jurisdiction on the basis of the inconvenience of the forum provided for in the Indenture or any Supplemental Indenture or (iii) any provision in the Indenture relating to judgments in other currencies.

We hereby consent to the use of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan Lewis & Bockius LLP
Morgan Lewis & Bockius LLP